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                                                                      Exhibit 11

                       Horace Mann Educators Corporation
                      Computation of Net Income per Share
        For the Three and Nine Months Ended September 30, 1998 and 1997
                 (Amounts in thousands, except per share data)
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                                                       Three Months Ended           Nine Months Ended
                                                          September 30,               September 30,
                                                     ----------------------       ----------------------
                                                      1998           1997          1998           1997
                                                     -------        -------       -------        -------
Basic - assumes no dilution:
Net income for the period                            $24,933        $17,996       $63,040        $58,292
                                                     -------        -------       -------        -------
Weighted average number of common
 shares outstanding during the period                 42,811         45,170        43,523         46,222
                                                     -------        -------       -------        -------
Net income per share - basic                         $  0.58        $  0.40       $  1.45        $  1.26
                                                     =======        =======       =======        =======
Diluted - assumes full dilution:
Net income for the period                            $24,933        $17,996       $63,040        $58,292
                                                     -------        -------       -------        -------
Weighted average number of common
 shares outstanding during the period                 42,811         45,170        43,523         46,222
Weighted average number of common
 equivalent shares to reflect the dilutive
 effect of common stock equivalent securities:
   Warrants                                               98            253            99            250
   Stock options                                         456            448           472            396
   Common stock units related to Deferred
     Equity Compensation Plan for Directors               46             31            46             31
   Common stock units related to Deferred
     Compensation Plan for Employees                       2              -             1              -
                                                     -------        -------       -------        -------
Total common and common equivalent shares
 adjusted to calculate diluted earnings per share     43,413         45,902        44,141         46,899
                                                     -------        -------       -------        -------
Net income per share - diluted                       $  0.57        $  0.39       $  1.43        $  1.24
                                                     =======        =======       =======        =======

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